UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 2, 2006 (March 1, 2006)

GENERAL DYNAMICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-3671	13-1673581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2941 Fairview Park Drive, Suite 100, Falls Church, Virginia		22042-4513
( Address of principal executive offices)		(Zip code)

(703) 876-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective March 1, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of General Dynamics Corporation (the “Company”) approved 2005 bonus payments to the Company’s named executive officers and certain other officers of the Company and its subsidiaries. The following bonus payments to the Company’s named executive officers were approved by the Committee:

Name and Principal Position	2005 Bonus Payment
Nicholas D. Chabraja Chairman of the Board and Chief Executive Officer	$3,000,000

Michael J. Mancuso Senior Vice President and Chief Financial Officer	$700,000

Gerard J. DeMuro Executive Vice President and Group Executive, Information Systems and Technology	$675,000

David A. Savner Senior Vice President and General Counsel, Secretary	$600,000

Bryan T. Moss Executive Vice President and Group Executive, Aerospace	$580,000

Arthur J. Veitch (a) Executive Vice President and Group Executive, Combat Systems	$600,000

(a)	Mr. Veitch resigned as an executive officer of the Company in June 2005 but remained an employee until his retirement on December 31, 2005. Mr. Veitch would have been among the four most highly compensated executive officers (other than the Chief Executive Officer) but for the fact that he was not serving as an executive officer of the Company as of December 31, 2005.

Item 8.01 Other Events

On March 1, 2006, the Company issued a press release announcing that its Board of Directors authorized a two-for-one stock split to be effected in the form of a 100 percent stock dividend to be distributed on March 24, 2006, to shareholders of record at the close of business on March 13, 2006.

The press release also announced that the Board increased the Company’s regular quarterly dividend 15 percent from the previous level. Adjusted to reflect the stock split, the regular quarterly dividend will be 23 cents per share versus the previous rate of 20 cents per share, also adjusted to reflect the stock split. The increased regular quarterly dividend is payable May 5, 2006, to shareholders of record April 7, 2006.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	General Dynamics press release dated March 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL DYNAMICS CORPORATION

by	/s/ John W. Schwartz
John W. Schwartz
Vice President and Controller
(Authorized Officer and Chief Accounting Officer)

Dated: March 2, 2006